Investor Contact:	Tonya Chin
408-962-2573
tchin@shoretel.com

SHORETEL REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER FISCAL YEAR 2009

Record Revenue, Healthy Balance Sheet and Products That Reduce Customer Costs Position ShoreTel for Continued Leadership

SUNNYVALE, Calif., October 29, 2008 - ShoreTel®, Inc., (NASDAQ: SHOR), a leading provider of Pure IP Unified Communications (UC) solutions, today announced financial results for the first quarter of fiscal year 2009 which ended September 30, 2008.

For the first quarter of fiscal year 2009, revenue was $35.9 million, an increase of 12 percent over the first quarter of fiscal year 2008 and a three percent increase over the prior quarter. GAAP net loss was $2.2 million, or $(0.05) per share, compared to GAAP net income of $2.6 million, or $0.06 per diluted share, reported in the first quarter of fiscal year 2008. GAAP net loss in the first quarter of fiscal year 2009 included $2.7 million in stock-based compensation expenses, compared to $1.1 million reported in the first quarter of fiscal year 2008.

Excluding these stock-based compensation expenses and related tax adjustments, non-GAAP net income for the first quarter of fiscal year 2009 was $0.5 million, or $0.01 per diluted share, compared to non-GAAP net income of $3.5 million, or $0.08 per diluted share, reported in the first quarter of fiscal year 2008.

GAAP gross margins for the first quarter of fiscal year 2009 were 64 percent, compared with 64 percent during the same quarter last year. GAAP gross margins in the first quarter of fiscal year 2009 included $216,000 in stock-based compensation expenses, compared to $66,000 in the first quarter of fiscal year 2008. Non-GAAP gross margins, which exclude stock-based compensation expenses, were 65 percent in the first quarter of fiscal year 2009, compared with 64 percent during the same quarter last year.

As of September 30, 2008, the company had $107 million in cash, cash equivalents and short-term investments and generated over $5 million in operating cash flow in the quarter.

“ShoreTel remains in a very strong market position thanks to our record revenues, a healthy balance sheet, and products that offer a compelling return on investment,” said John W. Combs, chairman and CEO of ShoreTel. “With no debt, more than $100 million in cash, a highly satisfied customer base and a proven effective business model, we have the agility to respond quickly to the current uncertain economic environment, and to make the appropriate investments when signs of a recovery emerge.”

Operational Highlights for the First Quarter of Fiscal Year 2009

SHORETEL 8.1

The Company announced enhancements to its global product offerings with the introduction of ShoreTel 8.1 which includes:

•	Global support for ShoreTel’s Unified Communications desktop client

•	The ShorePhone™ IP 230g, a low cost gigabit enabled phone to help improve productivity at the desktop

•	New ShoreGear® Voice Switches with BRI and E1 interfaces to round out the global product line

•
Expanded language support, including Brazilian Portuguese, Danish, Dutch, English (U.S. and U.K.), French, German, Italian, Norwegian, Portuguese, simplified Chinese, Spanish (Spain and CALA), and Swedish

•	Expanded support for Mobile Call Manager on more mobile phone models including the Blackberry Pearl, Curve and 8800, as well as the Nokia E65 and the Motorola Razr V3

•	Multi-language support for ShoreWare® Mobile Call Manager including Danish, Dutch, English (U.S. and U.K.), French, German, Italian, Norwegian, Spanish, and Swedish

PARTNERSHIPS

ShoreTel continued to expand its distribution channel and international resources to support an increased global presence. In EMEA, ShoreTel signed 14 new partners during the quarter, including three new distributors. In addition, the company announced the appointment of Aria Technologies as a national distributor for ShoreTel in Australia. Under the agreement, Aria Technologies will offer ShoreTel's Unified Communications solutions to its extensive network of local value-added resellers. Australian-owned Aria Technologies is one of the leading distributors of telecommunications equipment and solutions in Australia and also supplies systems to Australia's largest telecom carrier, Telstra, under the Telstra brand.

ACCOMPLISHMENTS/AWARDS

The company signed more than 800 new customers during the quarter, a quarterly record, bringing total customers to more than 8,800.

In a recently updated 2008 power-consumption study of IP telephony components conducted by independent testing firm The Tolly Group and commissioned by ShoreTel, ShoreTel’s Unified Communications system demonstrated a clear advantage over the Cisco Unified Communications Manager, consuming between 27 and 62 percent less energy depending on the system configuration. Testing and analysis for the study was conducted across three classes of enterprise deployments.

Based on energy consumption projections, ShoreTel’s solutions used less energy than Cisco’s to drive VoIP communications in specific large, medium and small enterprise-class scenarios.

ShoreTel was awarded the Frost & Sullivan Best Practices 2008 North America Enterprise Communications Value Enhancement Award. Frost & Sullivan Best Practices Awards identify exemplary achievements within a multitude of industries and functional disciplines. The analysis on best practices conducted by Frost & Sullivan identifies companies, products, processes, and executives that have achieved world-class performance.

During the quarter, the company was also awarded the 2008 TMC Labs Innovation Award from Customer Interaction Solutions. The TMC Labs Innovation Award honors products that demonstrate raw innovation, unique features, and significant contributions toward improving communications technology.

Business Outlook

The company is providing the following outlook for the quarter ending December 31, 2008:

•	Revenue is expected to be in the range of $30 to $35 million.

•
GAAP gross margins are expected to be in the range of 62 to 63 percent, including approximately $200,000 in stock-based compensation expenses. Non-GAAP gross margins are expected to be in the range of 63 to 64 percent.

•
GAAP operating expenses are expected to be in the range of $23.5 to $24.5 million, which includes approximately $2.0 million in stock-based compensation expenses. Non-GAAP operating expenses are expected to be in the range of $21.5 to $22.5 million.

Use of Non-GAAP Financial Measures

ShoreTel reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business and does not consider stock-based compensation expenses, which are non-cash charges, in managing its core operations. ShoreTel has provided a reconciliation of non-GAAP financial measures in the tables of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures with their most directly comparable GAAP financial measure.

Conference Call Details for October 29, 2008

ShoreTel will host a corresponding conference call and live Webcast at 2:30 p.m. Pacific Daylight Time on October 29, 2008. To access the conference call, dial 877-584-6502 for the U.S. and Canada or 706-679-0430 for international callers and provide the operator with the conference identification number 67950946. The Webcast will be available live in the Investor Relations section of the company’s corporate Web site at www.shoretel.com, and via replay beginning approximately two hours after the completion of the call until the company’s announcement of its financial results for the next quarter.

An audio replay of the call will also be available to investors beginning at approximately 4:30 p.m. Pacific Daylight Time on October 29, 2008 until 11:59 p.m. Eastern Standard Time on November 5, 2008, by dialing 800-642-1687 or 706-645-9291 for callers outside the U.S. and Canada, and entering the conference identification number 67950946.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements by John W. Combs and statements in the “Business Outlook” section regarding ShoreTel’s anticipated future revenues, gross margins, operating expenses and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include general economic conditions, particularly in the United States, and the impact thereof on information technology spending, the intense competition in our industry, our reliance on third parties to sell and support our products, supply and manufacturing risks, our ability to control costs as we expand our business, uncertainty as to market acceptance of new products and services, costs of, and customer reaction to, our pending litigation and other risk factors set forth in ShoreTel’s Form 10-K for the year ended June 30, 2008.

About ShoreTel, Inc.

ShoreTel, Inc., (NASDAQ: SHOR) is a leading provider of Pure IP unified communications solutions. ShoreTel enables companies of any size to seamlessly integrate all communications-voice, video, messaging and data -with their business processes. Independent of device or location, ShoreTel's distributed software architecture eliminates the traditional costs, complexity and reliability issues typically associated with other solutions. ShoreTel continues to deliver the highest levels of customer satisfaction, ease of use and manageability while driving down the overall total cost of ownership. ShoreTel is headquartered in Sunnyvale, California, and has regional offices in Austin, Texas, the United Kingdom, Sydney, Australia and Munich, Germany. For more information, visit www.shoretel.com or call 1-800-425-9385.

###

(TABLES TO FOLLOW)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of	As of
	September 30,	June 30,
	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$79,436	$68,672
Short-term investments	27,671	34,139
Accounts receivable - net	20,116	21,909
Inventories	9,964	12,008
Prepaid expenses and other current assets	5,132	5,063
Total current assets	142,319	141,791
Property and equipment - net	3,762	3,649
Other assets	3,416	2,357
Total assets	$149,497	$147,797

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,403	$5,952
Accrued liabilities and other	4,532	4,420
Accrued employee compensation	5,515	5,547
Deferred revenue	15,462	13,879
Total current liabilities	30,912	29,798

Long-term liabilities:
Long-term deferred revenue	5,065	4,786
Total liabilities	35,977	34,584

Stockholders' equity:
Common stock	197,965	195,520
Deferred stock compensation	(120)	(142)
Accumulated deficit	(84,325)	(82,165)
Total stockholders' equity	113,520	113,213

Total liabilities and stockholders' equity	$149,497	$147,797

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007

Revenue:
Product	$30,014	$28,125
Support and services	5,846	3,850
Total revenues	35,860	31,975
Cost of revenue
Product (1)	9,986	9,404
Support and services (2)	2,914	2,159
Total cost of revenue	12,900	11,563
Gross profit	22,960	20,412
Gross profit %	64.0%	63.8%

Operating expenses:
Research and development (3)	7,786	6,207
Sales and marketing (4)	11,148	8,322
General and administrative (5)	6,010	3,723
Total operating expenses	24,944	18,252
Income (loss) from operations	(1,984)	2,160
Other income, net	432	1,203

Income (loss) before provision for income taxes	(1,552)	3,363
Provision for income taxes	(608)	(806)
Net income (loss)	(2,160)	2,557

Net income (loss) per share available to common stockholders:
Basic	$(0.05)	$0.06
Diluted (6)	$(0.05)	$0.06

Shares used in computing net income (loss) per share available to common stockholders:
Basic	43,318	41,881
Diluted (6)	43,318	44,989

Includes stock-based compensation as follows:
(1) Cost of product revenue	$22	$8
(2) Cost of support and services revenue	194	58
(3) Research and development	722	254
(4) Sales and marketing	973	451
(5) General and administrative	801	294
	$2,712	$1,065

(6)
Diluted net income per share and share count reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all potentially dilutive securities. Potentially dilutive securities were not included in the compilation of diluted net loss per share for the three months ended September 30, 2008, because to do so would have been anti-dilutive.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2008	2007

GAAP gross profit	$22,960	$20,412
Stock-based compensation in product cost of revenue (a)	22	8
Stock-based compensation in support and services cost of revenue (a)	194	58
Non-GAAP gross profit	$23,176	$20,478

GAAP gross profit %	64.0%	63.8%
Stock-based compensation (a)	0.6%	0.2%
Non-GAAP gross profit %	64.6%	64.0%

Total GAAP operating expenses	$24,944	$18,252
Stock-based compensation included in research and development (a)	(722)	(254)
Stock-based compensation included in sales and marketing (a)	(973)	(451)
Stock-based compensation included in general and administrative (a)	(801)	(294)
Total non-GAAP operating expenses	$22,448	$17,253

GAAP net income (loss) available to stockholders:	$(2,160)	$2,557
Adjustments for stock-based compensation (a)	2,712	1,065
Tax effect of non-GAAP adjustments	(25)	(167)
Non-GAAP net income available to stockholders	$527	$3,455

GAAP diluted net income (loss) per share (b):	$(0.05)	$0.06
Adjustments for stock-based compensation (a)	0.06	0.02
Tax effect of non-GAAP adjustments	0.00	0.00
Non-GAAP diluted net income per share (b):	$0.01	$0.08

(a)
Due to the nature of the variables that impact the Company's valuation of stock-based compensation, some of which are outside the control of management, and the non-cash nature of stock-based compensation charges, these expenses are excluded by management when evaluating the Company's core operating results.

(b)
Diluted net income per share and share count reflect the weighted average number of common shares used in the  basic net income per share calculation plus the effects of all potentially dilutive securities. Potentially dilutive securities were not included in the compilation of diluted net loss per share for the three months ended September 30, 2008, because to do so would have been anti-dilutive.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP PROJECTIONS
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2008

	High	Low
GAAP gross profit %	63.0%	62.0%
Adjustments for stock-based compensation	1.0%	1.0%
Non-GAAP gross profit %	64.0%	63.0%

Total GAAP operating expenses	$24,500	$23,500
Adjustments for stock-based compensation	$(2,000)	$(2,000)
Total non-GAAP operating expenses	$22,500	$21,500